+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instructions 1(b).     Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Foster                       Vincent                          D.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        1360 Post Oak Blvd., Suite 800
    ----------------------------------------------------------------------------
                                   (Street)

        Houston,                      TX                              77056
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Quanta Services, Inc.; Trading Symbol "PWR"
    -------------------------------------------------

3.  I.R.S. or Social Security Number of Reporting Person
    (Voluntary)
               --------------

4.  Statement for Month/Year    January, 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                       -------------------------

7.  Individual or Joint/Group Filing  (Check applicable line)

     X  Form Filed by One Reporting Person
    ___

    ___ Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of Month        (D) or       ficial
                                Year)                                                   (Instr. 3 and 4)    Indirect     Owner-
                                                                 (A) or                                     (I)          ship
                                            Code    V   Amount   (D)        Price                           (Instr. 4)   (Instr. 4)
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

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* If the form is filed by more than one reporting person, see instruction 4(b)(v).                                  SEC. 1474 (7-96)


 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                            Code      V                  (A)         (D)

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
Employee Stock Option                 $27.125            2/23/99            A                         50,000
(Right to Buy)
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Employee Stock Option                 $31.625            5/17/99            A                          5,000
(Right to Buy)
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


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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship Form          ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion       Title     Number of                                of Month              rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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
 (1)           2/22/09    Common Stock  50,000                               50,000                    D
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 11/17/        5/16/09    Common Stock   5,000                                5,000                    D
  99
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

Explanation of Responses:

(1) The Option vests in four equal installments beginning on February 23, 2000

             /s/ Vincent D. Foster          2/10/00
       --------------------------------  -----------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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